EXHIBIT 3



                                            EXECUTION COPY



                           AGREEMENT AND PLAN OF MERGER

                                   BY AND AMONG

                                 CSX CORPORATION,
                             A VIRGINIA CORPORATION,

                          NORFOLK SOUTHERN CORPORATION,
                             A VIRGINIA CORPORATION,

                                  WALTER G. RICH

                                       AND



                           DELAWARE OTSEGO CORPORATION,
                             A NEW YORK CORPORATION,









                           DATED AS OF AUGUST 17, 1997.





                                TABLE OF CONTENTS
                                -----------------

                                                                PAGE
                                                                ----

                                    ARTICLE I

                             THE OFFER AND THE MERGER

         Section 1.1.  The Offer...............................   1
         Section 1.2.  Company Action..........................   3
         Section 1.3.  The Merger..............................   3
         Section 1.4.  Action by Shareholders..................   4
         Section 1.5.  Proxy Statement.........................   4
         Section 1.6.  Closing.................................   5
         Section 1.7.  Effective Time..........................   5
         Section 1.8.  Effects of the Merger...................   5
         Section 1.9.  Certificate of Incorporation............   5
         Section 1.10. Bylaws..................................   5
         Section 1.11. Directors and Officers..................   5


                                    ARTICLE II

                CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         Section 2.1.  Conversion of Securities................   5
         Section 2.2.  Exchange of Certificates and Cash.......   6
         Section 2.3.  Stock Transfer Books ...................   8
         Section 2.4.  Stock Options; Payment Rights...........   8
         Section 2.5.  Dissenting Shares.......................   8


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF DOCP

         Section 3.1.  Organization and Qualifications;
                         Subsidiaries..........................   9
         Section 3.2.  Certificate of Incorporation
                         and Bylaws............................   9
         Section 3.3.  Capitalization..........................   9
         Section 3.4.  Authority Relative to This Agreement....  10
         Section 3.5.  No Conflict; Required Filings and
                         Consents..............................  11
         Section 3.6.  Compliance..............................  11
         Section 3.7.  Litigation..............................  12
         Section 3.8.  SEC Filings; Financial Statements.......  12
         Section 3.9.  Absence of Certain Changes and Events...  13
         Section 3.10. Employee Benefit Plans..................  14
         Section 3.11. Environmental Matters...................  14
         Section 3.12. [Intentionally omitted.]................  15
         Section 3.13. Transactions with Affiliates............  16


         Section 3.14. Contracts...............................  16
         Section 3.15. Tax Matters.............................  16
         Section 3.16. Opinion of Financial Advisor............  17
         Section 3.17. Brokers.................................  17
         Section 3.18. Information Supplied....................  17
         Section 3.19. State Takeover Statutes.................  17


                                    ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER,
                       CSX, NSC AND THE MANAGEMENT INVESTOR

         Section 4.1.  Organization and Qualification..........  18
         Section 4.2.  Authority Relative to This Agreement....  18
         Section 4.3.  No Conflict; Required Filings
                         and Consents..........................  18
         Section 4.4.  Information Supplied....................  19
         Section 4.5.  Brokers.................................  19


                                    ARTICLE V

                  COVENANTS RELATING TO THE CONDUCT OF BUSINESS

         Section 5.1.  Conduct of Business by DOCP Pending
                         the Merger............................  20
         Section 5.2.  Other Actions...........................  22


                                    ARTICLE VI

                               ADDITIONAL COVENANTS

         Section 6.1.  Access to Information; Confidentiality..  22
         Section 6.2.  No Solicitation.........................  23
         Section 6.3.  Indemnification, Exculpation and
                         Insurance.............................  24
         Section 6.4.  Notification of Certain Matters.........  24
         Section 6.5.  Further Action; Best Efforts............  25
         Section 6.6.  Public Announcements....................  25
         Section 6.7.  Conveyance Taxes........................  25


                                   ARTICLE VII

                                CLOSING CONDITIONS

         Section 7.1.  Conditions to Obligations of Each
                         Party to Effect the Merger............  26
         Section 7.2.  Conditions to Obligations of DOCP
                         to Effect the Merger..................  26
         Section 7.3.  Conditions to Obligations of Buyer
                         to Effect the Merger..................  27
         Section 7.4.  Frustration of Closing Conditions.......  27




                                   ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.1.  Termination.............................  27
         Section 8.2.  Effect of Termination...................  28
         Section 8.3.  Amendment...............................  28
         Section 8.4.  Waiver..................................  29
         Section 8.5.  Fees, Expenses and Other Payments.......  29


                                    ARTICLE IX

                                GENERAL PROVISIONS

         Section 9.1.  Effectiveness of Representations,
                         Warranties and Agreements.............  29
         Section 9.2.  Notices.................................  30
         Section 9.3.  Certain Definitions.....................  32
         Section 9.4.  Interpretation..........................  32
         Section 9.5.  Severability............................  33
         Section 9.6.  Entire Agreement........................  33
         Section 9.7.  Assignment..............................  33
         Section 9.8.  Parties in Interest.....................  33
         Section 9.9.  Governing Law...........................  33
         Section 9.10. Enforcement.............................  34
         Section 9.11. Counterparts............................  34
         Section 9.12. Guarantee...............................  34



         Annex I - Conditions of the Offer



                               INDEX OF DEFINED TERMS
                               ----------------------


    TERM                             PAGE      TERM                      PAGE
    ----                             ----      ----                      ----

    affiliate........................ 32       Offer Price...............  1
    Agreement........................  1       Options................... 10
    Alternative Transaction.......... 23       Permits................... 12
    business day..................... 32       person.................... 32
    Buyer............................  1       Property.................. 14
    Buyer Material Adverse Effect.... 18       Proxy Statement...........  4
    Certificates.....................  6       Release................... 15
    Cleanup.......................... 15       Respective Representatives 22
    Code.............................  7       Schedule 13E-3............  2
    Confidential Information......... 22       Schedule 14D-1............  2
    control, controlled, controlled            Schedule 14D-9............  3
      by, under common control with.. 32       SEC.......................  2
    Convertible Debt................. 10       Securities Act............ 12
    CSX..............................  1       subsidiary, subsidiaries.. 32
    Dissenting Shares................  8       Superior Proposal......... 24
    DOCP.............................  1       Surviving Corporation.....  1
    DOCP Board.......................  1       taken as a whole.......... 32
    DOCP Disclosure Schedule.........  9       Transmittal Documents.....  7
    DOCP Material Adverse Effect.....  9       Warrants.................. 10
    DOCP Plans....................... 14
    DOCP SEC Reports................. 12
    DOCP Shares......................  1
    DOCP Stock Options...............  9
    DOCP Subsidiary..................  9
    Effective Time...................  5
    Environmental Laws............... 15
    ERISA............................ 14
    Exchange Act..................... 11
    Exchange Agent...................  6
    Exchange Fund....................  6
    Expenses......................... 29
    Fair Market Value................ 24
    Governmental Entity.............. 11
    Hazardous Substances............. 15
    HSR Act.......................... 11
    Indemnified Parties.............. 24
    IRS.............................. 14
    knowledge........................ 32
    LLC..............................  1
    Management Investor..............  1
    material, materially............. 32
    Merger...........................  1
    Merger Meeting...................  4
    Minimum Condition................ A-1
    New York Law.....................  1
    NSC..............................  1
    Offer............................  1
    Offer Documents..................  2



                   AGREEMENT AND PLAN OF MERGER, dated as of August 17, 1997 (this "Agreement"), by and among CSX CORPORATION, a Virginia corporation ("CSX"), NORFOLK SOUTHERN CORPORATION, a Virginia corporation ("NSC"), WALTER G. RICH (the "Management Investor") and DELAWARE OTSEGO CORPORATION, a New York corporation ("DOCP").

                               W I T N E S S E T H:

                   WHEREAS, the parties to this Agreement desire to effect the acquisition of DOCP by a corporate subsidiary
         ("Buyer") of a limited liability company ("LLC") to be formed by CSX, NSC and the Management Investor;

                   WHEREAS, no later than the Effective Time, the Management Investor, together with CSX and NSC, will collectively own all of the outstanding membership interests of LLC;

                   WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Law of the State of New York (collectively, the "New York Law"), Buyer will make the cash tender offer described in Section 1.1 hereof (the "Offer") and thereafter will merge with and into DOCP (the "Merger"), with DOCP as the surviving corporation (the "Surviving Corporation");

                   WHEREAS, the Board of Directors of DOCP (the "DOCP Board") has determined that the Offer and the Merger are fair to, and in the best interests of, DOCP and the holders of DOCP Shares (other than CSX and the Management Investor) and has approved and adopted this Agreement, including the Offer, the Merger and the other transactions contemplated hereby; and

                   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                             THE OFFER AND THE MERGER

                   Section 1.1. The Offer. (a) Provided that nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in paragraphs (i) through (iv) of Annex I hereto, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, Buyer (or its subsidiary) shall commence an offer to purchase all of the outstanding shares of common stock, par value $.125 per share, of DOCP (the "DOCP Shares") at a price of $22 per DOCP Share, net to the seller in cash (the "Offer Price").


                   (b) The Offer shall be subject to the conditions set forth in Annex I hereto. Buyer shall not, without the prior written consent of DOCP, make any change in the terms or conditions of the Offer that is adverse to the holders of DOCP Shares, decrease the Offer Price or the number of DOCP Shares sought in the Offer or impose conditions to the Offer other than those set forth in Annex I hereto (it being agreed that a waiver by Buyer of any condition, in its discretion, shall not be deemed to be adverse to the holders of DOCP Shares); provided that, if on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, the Offer may, but need not, be extended from time to time without the consent of DOCP for such period of time as is reasonably expected by Buyer to be necessary to satisfy the unsatisfied conditions; provided further that the Offer may be extended by Buyer without the consent of DOCP for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer; and provided further that, if at any scheduled expiration date of the Offer all conditions to the Offer shall have been satisfied but less than a number of DOCP Shares that, together with the number of DOCP shares to be contributed by CSX and the Management Investor to Buyer, represent less than 90% of the outstanding DOCP Shares, on a fully-diluted basis, shall have been tendered into the Offer, Buyer shall be entitled to extend the Offer from time to time without the consent of DOCP (for not more than 10 business days) in order to permit Buyer to solicit additional DOCP Shares to be tendered into the Offer. It is agreed that the conditions to the Offer are solely for the benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition (including any action or inaction by Buyer) or may, but need not, be waived by Buyer, in whole or in part at any time and from time to time, in its sole discretion.

                   (c)  As soon as practicable on the date of
         commencement of the Offer, Buyer (and, to the extent required by law, CSX, NSC and the Management Investor, as co-bidders) shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all supplements and amendments thereto, the "Schedule 14D-1") and, together with DOCP, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the Offer, which shall contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively, the "Offer Documents"). DOCP shall provide Buyer (and, if applicable, CSX, NSC and the Management Investor) with such information concerning DOCP as may reasonably be requested in connection with the preparation of the Schedule 13E-3. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Offer Documents if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Buyer shall take all steps necessary to cause the Offer Documents as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of DOCP Shares, in each case, as and to the extent required by applicable federal securities laws. DOCP and its counsel, with respect to the Schedule 14D-1, and each party hereto and its respective counsel, with respect to the Schedule 13E-3, shall be given an opportunity to review and comment on such filing and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC.


                   Section 1.2. Company Action. (a) DOCP hereby consents to the Offer and represents that the DOCP Board, at a meeting duly called and held, has, by the vote of all directors present with one abstention, (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interest of DOCP and the holders of DOCP Shares (other than CSX and the Management Investor), (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval satisfies in full the requirements of the New York Law (including all approvals required under Section 912 of the New York Law in connection with the consummation of the transactions contemplated hereby) and (iii) resolved to recommend acceptance of the Offer, and, if applicable, approval and adoption of this Agreement and the Merger, by the holders of DOCP Shares. DOCP further represents that Smith Barney, Inc. has delivered to the DOCP Board its opinion, dated the date of this Agreement (which will be confirmed in writing as promptly as practicable after the date of this Agreement), that, as of such date, the cash consideration to be received in the Offer and the Merger by the holders of DOCP Shares (other than CSX, NSC and the Management Investor and their respective affiliates) is fair to such holders from a financial point of view. DOCP shall promptly furnish Buyer with a list of its shareholders, mailing labels, and any available listing or computer file containing the names and addresses of all record holders of DOCP Shares and lists of securities positions of DOCP Shares held in stock depositories, in each case, true and correct as of the most recent practicable date, and will provide to Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer.

                   (b) As soon as practicable on the day that the Offer is commenced, DOCP shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all supplements and amendments thereto, the "Schedule 14D-9") which, unless otherwise required due to the applicable fiduciary duties of the DOCP Board as determined by the members thereof in good faith based on the advice of outside counsel, shall reflect the recommendations of the DOCP Board referred to above. Each party shall promptly supplement, update and correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, DOCP shall take all steps necessary to cause the Schedule 14D-9 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of DOCP Shares, in each case, as and to the extent required by applicable United States federal securities laws. Each other party hereto and its respective counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and each supplement, amendment or response to comments with respect thereto prior to its being filed or delivered with the SEC.

                   Section 1.3. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Law, at the Effective Time Buyer shall be merged with and into DOCP. As a result of the Merger, the separate existence of Buyer shall cease and DOCP shall continue as the Surviving Corporation. At the election of Buyer, any direct or indirect wholly owned subsidiary of Buyer may be substituted for Buyer as a constituent party of the Merger. In such event, the parties hereto shall execute an appropriate amendment to this agreement to reflect such substitution.


                   Section 1.4. Action by Shareholders. If required by applicable law to consummate the Merger, DOCP, acting through the DOCP Board, shall, in accordance with applicable law, its certificate of incorporation and bylaws: (a) as soon as practicable after consummation of the Offer, duly call, give notice of, convene and hold a special meeting of shareholders (the "Merger Meeting") for the purpose of adopting this Agreement and approving the Merger; (b) include in the Proxy Statement (as defined below) the determination and recommendation of the DOCP Board to the effect that the DOCP Board, having determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of DOCP and the holders of DOCP Shares (other than CSX and the Management Investor), has approved and adopted this Agreement and the transactions contemplated hereby and, unless otherwise required due to the applicable fiduciary duties of the DOCP Board as determined by the members thereof in good faith based on the advice of outside counsel, recommends that such holders vote in favor of the approval and adoption of this Agreement and the Merger; and (c) use its best efforts to obtain the necessary approval of this Agreement and the Merger by such holders. In the event of the Merger Meeting, each of CSX, NSC, Buyer and the Management Investor shall vote all DOCP Shares owned by such person in favor of the adoption of this Agreement and the transactions contemplated hereby.

                   Section 1.5. Proxy Statement. (a) If required by applicable law in connection with the Merger, as promptly as practicable after consummation of the Offer, DOCP shall prepare and file with the SEC a proxy or information statement relating to the Merger Meeting (together with any supplements or amendments thereto, the "Proxy Statement"), and shall use its reasonable best efforts to have such filing cleared by the SEC. CSX, NSC, Buyer and the Management Investor shall furnish to DOCP all information concerning such party as DOCP may reasonably request in connection with the preparation of the Proxy Statement. As promptly as practicable after the Proxy Statement has been cleared by the SEC, DOCP shall mail the Proxy Statement to the holders of DOCP Shares. The Proxy Statement shall include the recommendation of the DOCP Board in favor of the Merger as described in Section 1.4.

                   (b) The information supplied by each of CSX, NSC, LLC, Buyer and the Management Investor for inclusion in the Proxy Statement shall not, at the time the Proxy Statement (or any supplement or amendment thereto) is first mailed to the holders of DOCP Shares or, unless promptly corrected, during the pendency of the Merger Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or their respective officers or directors, should be discovered by such party which should be set forth in a supplement or an amendment to the Proxy Statement, such party shall promptly inform the other parties hereto thereof and shall take appropriate action in respect thereof.

                   (c) Notwithstanding anything in the foregoing to the contrary, in the event that at any time Buyer and/or any other direct or indirect subsidiary of Buyer shall acquire at least 90% of the outstanding DOCP Shares, Buyer and DOCP shall take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the expiration of


         the Offer and the satisfaction or waiver of the conditions set forth in Article VII without the Merger Meeting in accordance with Section 905 of the New York Law.

                   Section 1.6. Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in
         Article VII, the closing of the Merger shall take place as promptly as practicable (and, in any event, within 10 business days) after the satisfaction or waiver of the conditions set forth in Article VII at the offices of Kelley, Drye & Warren LLP, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

                   Section 1.7. Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of New York and by making any related filings required under the New York Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of New York or at such later time, not to exceed 30 days from the date of such filing, as is specified in the certificate of merger (the "Effective Time").

                   Section 1.8. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of DOCP and Buyer, and the Merger shall otherwise have the effects as provided by New York law.

                   Section 1.9. Certificate of Incorporation. The certificate of incorporation of Buyer in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

                   Section 1.10. Bylaws. The bylaws of Buyer in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                   Section 1.11. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified (or earlier resignation or removal) in accordance with applicable law, (a) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of DOCP at the Effective Time shall be the officers of the Surviving Corporation.


                                    ARTICLE II

                CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                   Section 2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, DOCP or the holders of any of DOCP securities:


                   (a)  Each DOCP Share issued and outstanding
              immediately prior to the Effective Time (other than any DOCP Shares to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest.

                   (b) Each DOCP Share or DOCP Stock Option held in the treasury of DOCP (or any DOCP Subsidiary) and each DOCP Share or DOCP Stock Option owned by Buyer (or its subsidiary) immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

                   (c) Each share of capital stock (and any option to purchase any share of capital stock) of Buyer outstanding immediately prior to the Effective Time shall be converted into and become one share of a class of capital stock (or an option to purchase one share of a class of capital stock) of the Surviving Corporation with the same rights, powers and privileges as the share of capital stock (or option to purchase a share of capital stock) so converted and shall constitute the only outstanding shares (or options to purchase shares) of capital stock of the Surviving Corporation.

                   (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented issued and outstanding DOCP Shares ("Certificates") shall cease to have any rights as shareholders of DOCP, except the right to receive the consideration set forth in this Article II with respect to each DOCP Share held by them.

                   Section 2.2. Exchange of Certificates and Cash. (a) Exchange Agent. From time to time as may be necessary to make payments of cash pursuant to Section 2.1(a), Buyer shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Buyer, which shall be reasonably satisfactory to DOCP (the "Exchange Agent"), for exchange in accordance with this Article II through the Exchange Agent, amounts in cash to be paid in respect of outstanding DOCP Shares (all such cash funds, the "Exchange Fund"). The Exchange Agent shall, pursuant to Buyer's instructions, deliver such cash from the Exchange Fund to holders of DOCP Shares pursuant to the exchange procedures set forth below. Any interest, dividends or other income earned on the investment of the Exchange Fund shall be for the account of Buyer.

                   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Buyer shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions to effect the surrender of Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions


         (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the amount in cash which such holder has the right to receive pursuant to Section 2.1(a) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of DOCP Shares which is not registered in the transfer records of DOCP, the applicable Exchange Fund cash may be paid in accordance with this Article II to a transferee only if the Certificate evidencing such transferred DOCP Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Exchange Fund cash shall be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents, and Exchange Fund cash payments may be made by check (unless otherwise required by a depositary institution in connection with the book-entry delivery of securities). No interest shall be payable on any Exchange Fund cash to be delivered in respect of DOCP Shares regardless of any delay in making payments. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed, at any time after the Effective Time, to evidence only the right to receive, upon such surrender, the applicable Exchange Fund cash.

                   (c) Termination of Exchange Fund. Any portion of the Exchange Fund which is not distributed to the holders of DOCP Shares by the six-month anniversary of the Effective Time shall be delivered to Buyer, upon demand, and any holders of DOCP Shares who have not theretofore complied with this Article II and received Exchange Fund cash may thereafter look only to Buyer for the applicable cash to which they are entitled pursuant to this Article II.

                   (d) No Liability. Neither Buyer, CSX, NSC, the Management Investor, the Surviving Corporation nor DOCP shall be liable to any holder of DOCP Shares for any Exchange Fund cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                   (e) Withholding Rights. Buyer or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of DOCP Shares such amounts as Buyer or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"), or any provision of United States state or local or foreign tax law. To the extent that amounts are so deducted or withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the DOCP Shares in respect of which such deduction and withholding was made.

                   (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as Buyer or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the cash deliverable in respect thereof pursuant to this Article.


                   (g) No Further Ownership Rights. All cash paid pursuant to this Article upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the DOCP Shares theretofore represented by such Certificates.

                   Section 2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of DOCP shall be closed and there shall be no further registration of transfers of DOCP Shares on the records of DOCP. On or after the Effective Time, any Certificate presented to the Exchange Agent or the Surviving Corporation for any reason shall be exchanged for the consideration into which the DOCP Shares represented by such Certificate have been converted pursuant to this Article.

                   Section 2.4. Stock Options; Payment Rights. At the Effective Time, each outstanding DOCP Stock Option to purchase DOCP Shares, whether or not then exercisable, other than any DOCP Stock Option held in the treasury of DOCP (or any DOCP Subsidiary) or owned by Buyer (or its subsidiary) which shall be treated as provided in Section 2.1(b), shall be canceled, and the holder thereof shall be entitled to receive in full consideration therefor cash in an amount equal to the difference between the Offer Price and the per share exercise price thereof, multiplied by the number of DOCP Shares subject to such DOCP Stock Option; and DOCP shall obtain consents from the holders of any DOCP Stock Options to the extent necessary or appropriate to effect the foregoing.

                   Section 2.5.  Dissenting Shares.  (a)
         Notwithstanding any other provision of this Agreement to the contrary, DOCP Shares outstanding immediately prior to the Effective Time and held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing payment for such DOCP Shares in accordance with Sections 910 and 623 of the New York Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, "Dissenting Shares") shall not be converted into or represent the right to receive cash pursuant to Section 2.1. Such shareholders shall be entitled to receive payment of the appraised value of such DOCP Shares held by them in accordance with the provisions of the New York Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn, forfeited or lost their rights to appraisal of such DOCP Shares under the New York Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the applicable consideration provided in Section 2.1, upon surrender, in the manner provided in Section 2.2, of the Certificate or Certificates that formerly evidenced such DOCP Shares.

                   (b) DOCP shall give Buyer prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the New York Law received by DOCP and relating thereto. DOCP and Buyer shall jointly direct all negotiations and proceedings with respect to demands for appraisal under the New York Law. Neither DOCP nor Buyer shall, except with the prior written consent of the other, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF DOCP

                   DOCP hereby represents and warrants to each of the other parties hereto that:

                   Section 3.1. Organization and Qualifications; Subsidiaries. Each of DOCP, each DOCP subsidiary and each other person in which DOCP has an investment of greater than $1,000,000 (each, a "DOCP Subsidiary") is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the business, results of operations, financial condition, assets, properties or prospects of DOCP and the DOCP Subsidiaries, taken as a whole, or otherwise delay in any material respect or prevent consummation of the Offer or the Merger or otherwise prevent DOCP from performing its obligations under this Agreement in any material respect (any such event, a "DOCP Material Adverse Effect"). DOCP and each DOCP Subsidiary is duly qualified or licensed as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect. Section
         3.1 of the written disclosure schedule previously delivered by DOCP to Buyer (the "DOCP Disclosure Schedule") sets forth a complete and correct list of all DOCP Subsidiaries. Except for the capital stock of the DOCP Subsidiaries, DOCP does not beneficially or of record own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

                   Section 3.2. Certificate of Incorporation and Bylaws. DOCP has heretofore made available to Buyer a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to the date hereof, of DOCP and each DOCP Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither DOCP nor any DOCP Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

                   Section 3.3. Capitalization. The authorized capital stock of DOCP consists of 10,000,000 DOCP Shares and 1,000,000 shares of preferred stock of DOCP, par value $1.25 per share. As of August 7, 1997, (a) 1,893,219 DOCP Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (b) 168,251 DOCP Shares were reserved for issuance upon the exercise of outstanding stock options granted pursuant to DOCP employee stock plans ("DOCP Stock Options"),
         (c) 421,309 DOCP Shares were reserved for issuance upon conversion of all outstanding Convertible Debt and Warrants of DOCP, (d) 110


         DOCP Shares were held in the treasury of DOCP, (e) no DOCP Shares were held by DOCP Subsidiaries and (f) no shares of preferred stock of DOCP were issued and outstanding. Except as set forth in this Section 3.3, as of August 7, 1997, no shares of capital stock or other voting securities of DOCP were issued, reserved for issuance or outstanding. Except as set forth in this Section 3.3 or in Section 3.3, other than warrants to purchase 66,150 DOCP Shares, pursuant to the Warrant Agreement, dated as of January 31, 1996, by and between DOCP and Creditanstalt Corporate Finance, Inc. (the "Warrants") and other than DOCP's 6.5% Convertible Subordinated Notes due September 1, 2003 (the "Convertible Debt"), there are no options, stock appreciation rights, warrants or other rights, agreements, arrangements or commitments of any character (collectively, "Options") relating to the issued or unissued capital stock of DOCP or any DOCP Subsidiary or obligating DOCP or any DOCP Subsidiary to issue, grant or sell any shares of capital stock of, or other equity interests in, or convertible into equity interests in, DOCP or any DOCP Subsidiary. Upon consummation of the Merger, the Warrants and the Convertible Debt shall cease to represent any right to purchase or otherwise obtain any capital stock of DOCP or the Surviving Corporation, and all rights of the holders of such Warrants and Convertible Debt to purchase or otherwise obtain any capital stock of DOCP shall, pursuant to the terms of such instruments, solely represent the right, upon proper exercise or conversion of such instruments, to obtain an amount in cash equal to the product of the Offer Price and the number of DOCP Shares for or into which such Warrants or Convertible Debt were exercisable or convertible immediately prior to the Effective Time.
         Section 3.3 of the DOCP Disclosure Schedule sets forth a complete and correct list as of August 16, 1997 of the number of DOCP Shares subject to DOCP Stock Options, the exercise prices and holders thereof and the terms of all stock option plans and agreements relating thereto. Since August 7, 1997, DOCP has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the Convertible Debt or the exercise of the Warrants or DOCP Stock Options referred to above. All outstanding DOCP Shares have been, and all DOCP Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.3 of the DOCP Disclosure Schedule, there are no outstanding contractual obligations of DOCP or any DOCP Subsidiary to repurchase, redeem or otherwise acquire any shares of DOCP Shares or any capital stock of any DOCP Subsidiary, or make any investment (in the form of a loan, capital contribution or otherwise) in, any DOCP Subsidiary or any other person. Except as set forth in Section 3.3 of the DOCP Disclosure Schedule, each outstanding share of capital stock of each DOCP Subsidiary is duly authorized, validly issued, fully paid and nonassessable and is owned by DOCP or wholly owned another DOCP Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on DOCP's or such other DOCP Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. Except as set forth in this Section 3.3, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote or convertible into or exchangeable for securities having the right to vote on any matters upon which holders of DOCP Shares may vote.

                   Section 3.4. Authority Relative to This Agreement. DOCP has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DOCP and the consummation by DOCP of the transactions contemplated



         hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of DOCP or holders of its securities or indebtedness are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to consummation of the Merger, except as contemplated by Section 1.5(c) hereof, the approval and adoption of this Agreement by the holders of two-thirds of the then-outstanding DOCP Shares and the filing and recordation of appropriate merger and similar documents as required by the New York Law). This Agreement has been duly and validly executed and delivered by DOCP, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of DOCP, enforceable against DOCP in accordance with its terms.

                   Section 3.5. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.5 of the DOCP Disclosure Schedule, the execution and delivery of this Agreement by DOCP do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by DOCP will not, (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of DOCP or any DOCP Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to DOCP or any DOCP Subsidiary or by which any property or asset of DOCP or any DOCP Subsidiary is bound or affected or
         (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of DOCP or any DOCP Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DOCP or any DOCP Subsidiary is a party or by which DOCP or any DOCP Subsidiary or any property or asset of DOCP or any DOCP Subsidiary is bound or affected, except, in the case of clauses
         (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences as could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect.

                   (b) The execution and delivery of this Agreement by DOCP do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by DOCP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (B) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), if applicable, and (C) the filing and recordation of appropriate merger and similar documents as required by the New York Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect.

                   Section 3.6. Compliance. Except as set forth in
         Section 3.6 of the DOCP Disclosure Schedule, neither DOCP nor any DOCP Subsidiary is in conflict with, or in default or



         or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to DOCP or any DOCP Subsidiary or by which any property or asset of DOCP or any DOCP Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DOCP or any DOCP Subsidiary is a party or by which DOCP or any DOCP Subsidiary or any property or asset of DOCP or any DOCP Subsidiary is bound or affected, except for such conflicts, defaults or violations as could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect. The business of DOCP is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including environmental laws, and DOCP and each DOCP Subsidiary possess all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities required therefor ("Permits"), including as required under Environmental Laws, and there has occurred no default under any such Permits, except for the lack of Permits and for defaults under Permits as could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect.

                   Section 3.7.  Litigation.  Except as set forth in
         Section 3.7 of the DOCP Disclosure Schedule, (a) there is no single or series of related suits, actions, notices, demands, claims, investigations or proceedings pending or, to the knowledge of DOCP, threatened against DOCP or any DOCP Subsidiary, or any unsatisfied judgment against DOCP or any DOCP Subsidiary, relating to or involving an amount greater than $100,000 and (b) there is no judgment, decree, injunction or similar order of any Governmental Entity or arbitrator outstanding against DOCP or any DOCP Subsidiary or other single or series of related suits, actions or proceedings pending or, to the knowledge of DOCP, threatened that, individually or in the aggregate, could reasonably be expected to have a DOCP Material Adverse Effect.

                   Section 3.8 SEC Filings; Financial Statements. (a) DOCP has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1995 and has heretofore made available to Buyer, in the form filed with the SEC all such forms, reports and documents (all such forms, reports and documents, collectively, with exhibits, schedules or information incorporated therein by reference, the "DOCP SEC Reports"). The DOCP SEC Reports and any forms, reports and other documents filed by DOCP with the SEC after the date of this Agreement (i) were or will be prepared in accordance with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed and, except as amended prior the date hereof, at any time since filing or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No DOCP Subsidiary is required to file any form, report or other document with the SEC.

                   (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the DOCP SEC Reports (i) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) fairly presents the consolidated financial position, results of operations and cash flows of DOCP and the consolidated DOCP Subsidiaries


         as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount) and (iii) complies as to form, as of its respective date of filing with the SEC, with all applicable accounting requirements and SEC rules and regulations. Since December 31, 1994, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of DOCP or any DOCP Subsidiary except insofar as required by a change in generally accepted accounting principles.

                   (c) Except as set forth in Section 3.8 of the DOCP Disclosure Schedule or as and to the extent set forth on the audited DOCP balance sheets contained in DOCP SEC Reports filed with the SEC prior to the date of this Agreement, DOCP and the DOCP Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations incurred in the ordinary course of business and which could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect.

                   Section 3.9. Absence of Certain Changes and Events. Except as set forth in Section 3.9 of the DOCP Disclosure Schedule, since December 31, 1996: (a) DOCP and the DOCP Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, (b) there have not been any events or changes in circumstances which has resulted in or could, individually or in the aggregate, reasonably be expected to result in, a DOCP Material Adverse Effect, (c) there has not been (i) except as disclosed in DOCP SEC Reports filed prior to the date hereof, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any DOCP capital stock, (ii) except as disclosed in DOCP SEC Reports filed prior to the date hereof, any split, combination or reclassification of any DOCP capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for DOCP capital stock, except for issuances of DOCP Shares upon the exercise of DOCP Stock Options or the Warrants or the conversion of the Convertible Debt, in each case in accordance with the terms thereof, (iii) (A) any granting by DOCP or any DOCP Subsidiary to any current or former employee, officer, director or consultant of DOCP of any options to purchase DOCP Shares or any increase in compensation (including bonuses or commissions), except for normal increases in the ordinary course of business consistent with past practice or as required under employment or consulting agreements in effect as of the date of the most recent audited financial statements included in the DOCP SEC Reports filed prior to the date hereof, (B) any granting by DOCP or any DOCP Subsidiary to any current or former employee, officer, director or consultant of any increase in severance or termination pay, except as required under any employment, consulting, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the DOCP SEC Reports filed prior to the date hereof or (C) any entry by DOCP or any DOCP Subsidiary into any employment, consulting, severance, termination or indemnification agreements, arrangements, or understandings with any such current or former employee, officer, director or consultant, (iv) except as disclosed in DOCP SEC Reports filed prior to the date hereof, any change in accounting methods, principles or practices by DOCP materially affecting its assets, liabilities or business, except insofar as may have been required by a change


         in generally accepted accounting principles, or (v) any action which would have been prohibited without Buyer's approval under Section 5.1 if taken between the date of this Agreement and the Effective Time.

                   Section 3.10. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director of DOCP or any DOCP Subsidiary (the "DOCP Plans"), except as set forth in Section 3.10 of the DOCP Disclosure Schedule: (a) none of the DOCP Plans is a multi-employer plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (b) none of the DOCP Plans promises or provides retiree medical or life insurance benefits to any person; (c) each DOCP Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such DOCP Plan other than occurrences that could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect; (d) each DOCP Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (e) neither DOCP nor any DOCP Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any DOCP Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability, other than any liability that could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect; and (f) DOCP and the DOCP Subsidiaries have not incurred any liability under, and have complied in all material respects with, the federal Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such act, other than any liability that could not reasonably be expected to, individually or in the aggregate, have a DOCP Material Adverse Effect. Except as set forth in Section 3.9 of the DOCP Disclosure Schedule, the aggregate accumulated benefit obligations of each DOCP Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such DOCP Plan) do not exceed the fair market value of the assets of such DOCP Plan (as of the date of such valuation).

                   Section 3.11. Environmental Matters. Except as set forth in Section 3.11 of the DOCP Disclosure Schedule:

                   (a) DOCP and the DOCP Subsidiaries have not, and, to DOCP's knowledge, no other person has, Released, placed, stored, buried or dumped any material quantities of Hazardous Substances on, beneath or adjacent to each property owned, operated or leased by DOCP and the DOCP Subsidiaries (the "Property"), or, to the knowledge of DOCP, any property formerly owned, operated or leased by DOCP or the DOCP Subsidiaries, except for the presence of such Hazardous Substances as would not have a DOCP Material Adverse Effect.

                   (b) Neither DOCP nor any DOCP Subsidiary has entered into any agreement that requires them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any liabilities or costs in connection with any pending or threatened suit, action, notice, proceeding or investigation relating to alleged noncompliance with, or liability under, Environmental Laws.

                   (c) Neither DOCP nor any DOCP Subsidiary has received any written notice or written order from any Governmental Entity or private entity advising them that they are responsible for or potentially responsible for Cleanup, or paying for the cost of Cleanup, of any Hazardous Substances on or adjacent to the Property or at any location containing Hazardous Substances generated, treated, transported or stored by DOCP or the DOCP Subsidiaries or on behalf of DOCP or the DOCP Subsidiaries, and neither DOCP nor any DOCP Subsidiary has entered into any agreements concerning such Cleanup, nor is DOCP aware of any material facts which DOCP has reasonable grounds to believe will give rise to such notice, order or agreement.

                   (d) As used in this Agreement: "Cleanup" shall mean all actions required to (i) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (ii) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care, (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or (v) any administrative, judicial, or other proceedings related to the above; "Environmental Laws" shall mean all applicable United States federal, state and local, and foreign laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; "Hazardous Substance" shall mean: (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas, (ii) any chemicals, materials or substances defined as or included in the definition of: "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Environmental Law; and "Release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

                   Section 3.12.  [Intentionally omitted.]

                   Section 3.13 Transactions with Affiliates. As of the date hereof, except as set forth in Section 3.13 of the DOCP Disclosure Schedule, (a) there are no outstanding amounts payable to or receivable from, or advances by DOCP or any DOCP Subsidiary to, and neither DOCP nor any DOCP Subsidiary is otherwise a creditor of or debtor to, any officer, director, consultant or employee of DOCP or any DOCP Subsidiary and (b) neither DOCP nor any DOCP Subsidiary is a party to any transaction, agreement, arrangement or understanding with any officer, director, consultant or employee of DOCP or any DOCP Subsidiary, other than, with respect to both clauses (a) and
         (b), items arising out of the ordinary course of employment with DOCP or any DOCP Subsidiary.

                   Section 3.14. Contracts. Except as set forth in the DOCP SEC Reports filed prior to the date hereof, neither DOCP nor any DOCP Subsidiary is a party to or bound by (a) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of DOCP and the DOCP Subsidiaries, taken as a whole, is or would be conducted or (c) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement.

                   Section 3.15. Tax Matters. (a) Each of DOCP and each DOCP Subsidiary has filed all tax returns that it was required to file or has obtained extension with respect to any unfiled tax returns. All such tax returns were correct and complete in all material respects. All taxes owed by any of DOCP or a DOCP Subsidiary (whether or not shown on any tax return) have been paid. Neither DOCP nor any DOCP Subsidiary currently is the beneficiary of any extension of time within which to file any tax return.

                   (b) There is no dispute or claim concerning any material tax liability of any of DOCP or the DOCP Subsidiaries either (i) claimed or raised by any authority in writing or
         (ii) as to which any of the directors and officers of DOCP or the DOCP Subsidiaries has knowledge based upon personal contact with any agent of such authority.

                   (c) None of DOCP nor the DOCP Subsidiaries (i) is a party to any tax allocation or sharing agreement, (ii) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated income tax return (other than a group the common parent of which was DOCP) or
         (iii) has any liability for the taxes of any person (other than DOCP or a DOCP Subsidiary) under Treasury Regulation Section 1.1502-6 promulgated under the Code (or any similar provision of United States state or local, or foreign law), as a transferee or successor, by contract, or otherwise.

                   (d)  The unpaid taxes of DOCP and the DOCP
         Subsidiaries as of the Closing Date do not exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and taxable income) set forth in the most recent audited balance sheets contained in DOCP SEC Reports filed with the SEC prior to the date of this Agreement.

                   (e) The United States federal income tax returns of DOCP and the DOCP Subsidiaries have not been audited by the IRS through the fiscal year since at least 1987.

                   (f) Neither DOCP nor any DOCP Subsidiary has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

                   Section 3.16. Opinion of Financial Advisor. The DOCP Board has received the opinion of Smith Barney, Inc., dated the date of this Agreement (which will be confirmed in writing as promptly as practicable after the date of this Agreement), to the effect that, as of such date, the cash consideration to be received by the holders of DOCP Shares (other than CSX, NSC and the Management Investor and their respective affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view, a copy of which opinion will be delivered to Buyer after receipt thereof by DOCP.

                   Section 3.17.  Brokers.  Except as described in
         Section 3.17 of the DOCP Disclosure Schedule, no broker, finder or investment banker (other than Smith Barney, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of DOCP. DOCP has heretofore furnished to Buyer a complete and correct copy of all agreements between DOCP and Smith Barney, Inc. pursuant to which such firm would be entitled to any payment, reimbursement or indemnification from DOCP or otherwise relating to the transactions contemplated hereby.

                   Section 3.18. Information Supplied. None of the information supplied or to be supplied by DOCP for inclusion or incorporation by reference in the Schedule 14D-1 or the
         Schedule 13E-3 will, at the date such documents are first published, sent or delivered to shareholders or, unless promptly corrected, at any time during the pendency of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Schedule 14D-9 at the date such document is first published, sent or delivered to shareholders or, unless promptly corrected, at any time during the pendency of the Offer, nor the Proxy Statement (if applicable) at the date such document is first published, sent or delivered to shareholders or, unless promptly corrected, at any time during the pendency of the Merger Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement (if applicable) will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by DOCP with respect to statements made or incorporated by reference therein based on information supplied by LLC, Buyer, CSX, NSC or the Management Investor (acting in such capacity) for inclusion or incorporation by reference in any of the foregoing documents.

                   Section 3.19.  State Takeover Statutes.  DOCP and the
         DOCP Board have taken all action necessary or advisable so as to render inoperative with respect to the transactions contemplated hereby (including the Offer and the Merger) all applicable state anti-takeover statutes and all anti-takeover provisions of the organizational documents of DOCP and each DOCP Subsidiary. Without limiting the generality of the foregoing, DOCP and the DOCP Board have taken all actions necessary to exempt all future transactions contemplated by this Agreement (including the Offer and the Merger), on the one hand, and each of the other parties and their respective "affiliates" and "associates" (each as defined in Section 912 of the New York Law), on the other hand, from the provisions of such Section 912 of the New York Law.


                                    ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF BUYER, CSX, NSC
                           AND THE MANAGEMENT INVESTOR

                   Each of LLC, Buyer, CSX, NSC and the Management Investor (except, as regards the Management Investor, with respect to Section 4.1) hereby represents and warrants (or, in the cases of LLC and Buyer, will be deemed to represent and warrant upon their respective formations) to each of the other parties hereto that:

                   Section 4.1. Organization and Qualification. Such person is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals could not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such party to consummate the transactions contemplated hereby (a "Buyer Material Adverse Effect"). Such person is not in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

                   Section 4.2. Authority Relative to This Agreement. Such person has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such person and the consummation by such person of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (and in the case of the Management Investor, all necessary action) and no other corporate proceedings on the part of such person (and, in the case of the Management Investor, no other proceedings) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing and recordation of appropriate merger documents as required by the New York Law). This Agreement has been duly and validly executed and delivered by such person, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of such person, enforce able against such person in accordance with its terms.

                   Section 4.3. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such person do not, and the performance of this Agreement and the transactions contemplated hereby by such person, will not
         (i) other than with respect to the


         Management Investor, conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of such person, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such person or by which any property or asset of such person is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which such person is a party or by which such person or any property or asset of such person is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences as could not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

                   (b) The execution and delivery of this Agreement by such person do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable disclosures, if any, under the Exchange Act, (B) the requirements of the HSR Act, if applicable, and (C) filing and recordation of appropriate merger and similar documents as required by the New York Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

                   Section 4.4. Information Supplied. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement (if applicable) will, at the date such documents are first published, sent or delivered to shareholders or, unless promptly corrected, at any time during the pendency of the Offer, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein not misleading. None of the
         Schedule 14D-1 nor the Schedule 13E-3 will, at the date such document is first published, sent or delivered to shareholders or, unless promptly corrected, at any time during the pendency of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-1 and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by DOCP for inclusion or incorporation by reference in any of the foregoing documents.

                   Section 4.5.  Brokers.  No broker, finder or
         investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such person.


                                    ARTICLE V

                  COVENANTS RELATING TO THE CONDUCT OF BUSINESS

                   Section 5.1. Conduct of Business by DOCP Pending the Merger. Except as set forth in this Agreement or in Section
         5.1 of the DOCP Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, other than with LLC's prior written consent, DOCP and each DOCP Subsidiary shall not, voluntarily or involuntarily, (a) take any action, regulatory or otherwise, inconsistent with facilitating consummation of the transactions contemplated hereby or (b) take any of the following actions:

                   (i) conduct its business in any manner other than in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and, to the extent consistent therewith, shall not fail to use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees as a group and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time;

                  (ii) adopt, propose or agree to any amendment to its articles of incorporation, laws or other comparable organizational documents;

                 (iii) issue, deliver, sell, pledge, or otherwise encumber (A) any shares of DOCP's or any DOCP Subsidiary's capital stock or any rights, warrants or options to acquire any such shares (other than the issuance of DOCP Shares in connection with the exercise of DOCP Stock Options or Warrants outstanding as of the date of this Agreement and in accordance with the terms of such DOCP Stock Options or the Warrants, as the case may be, or upon conversion of the Convertible Debt in accordance with its terms, in each case, in effect on the date of this Agreement) or (B) any material assets or properties;

                  (iv)  other than dividends and distributions
              (including liquidating distributions) by a direct or indirect wholly owned subsidiary of DOCP to its parent,
              (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of any capital stock or (B) subdivide, reclassify, recapitalize, split, combine or exchange any shares of capital stock of DOCP or any DOCP Subsidiary; (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of DOCP or any DOCP Subsidiary; (D) purchase, redeem or otherwise acquire any capital stock of DOCP or any DOCP Subsidiary or any other securities thereof, or any rights, warrants or options to acquire any such shares or other securities;

                   (v) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights


              to acquire any debt securities of DOCP or any DOCP Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person, or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to DOCP or any DOCP Subsidiary;

                  (vi) except for expenditures made under the DOCP capital budget described in DOCP SEC Reports filed prior to the date hereof, make or agree to make any new capital expenditure or new capital expenditures which individually is in excess of $50,000 or in the aggregate is in excess of $100,000;

                 (vii) increase the compensation payable or to become payable to its executive officers, employees or consultants, or grant any bonus, incentive, severance or termination pay to, or enter into any commission, bonus, incentive, employment or severance agreement with, any director, executive officer or consultant of it or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement or any DOCP Plan, agreement or policy;

                (viii) make any change to its accounting methods, principles or practices, except as may be required by general accounting principles or take any other action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

                  (ix) make any material tax election or settle or compromise any material income tax liability;

                   (x) enter into, modify, amend or terminate any material contract, agreement, right or privilege involving the assets or properties of DOCP or to which DOCP or any DOCP Subsidiary is a party, or waive, release or assign any material rights or claims thereunder;

                  (xi) acquire by merger or consolidation, or by purchase of assets, or by any other manner, any business;

                 (xii) mortgage or otherwise encumber or subject to any lien any of its properties or assets;

                (xiii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms;


                 (xiv) (A) enter into any agreement containing any provision or covenant limiting in any material respect the ability to compete with any person which would bind any party hereto (or its operations) after the Effective Time or (B) except to the extent required by any existing contract or agreement disclosed in Section 5.1 of the DOCP Disclosure Schedule, acquire any interest in any railroad line or terminal facility or dispose of any interest in any railroad line or terminal facility owned, used or operated by DOCP or any DOCP Subsidiary (including through a grant of concessions or trackage rights); or

                  (xv) authorize or commit or agree to take any of the foregoing actions.

                   Section 5.2. Other Actions. DOCP shall not, and shall not permit any of the DOCP Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of DOCP set forth in this Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) except as otherwise permitted by
         Section 6.2, any of the conditions to the Offer set forth in Annex I or any of the conditions to the Merger set forth in
         Article VII not being satisfied.


                                    ARTICLE VI

                               ADDITIONAL COVENANTS

                   Section 6.1.  Access to Information; Confidentiality.
         (a) From the date hereof through the Effective Time (subject to applicable law), DOCP shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents to) afford the officers, employees and agents of each of the other parties hereto and its respective subsidiaries (the "Respective Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information as may be reasonably requested. All such information obtained will be subject to the following confidentiality arrangements between DOCP and each of the other parties hereto:

                   (i) None of the parties hereto nor any of their Respective Representatives shall disclose any Confidential Information to any person without the consent of the other parties, other than (A) to the other parties hereto or their Respective Representatives and their officers, directors, partners, employees, agents and advisors, and then only on a confidential basis, or (B) as required by any law, rule or regulation or judicial process, provided that such party shall, unless prohibited by applicable law or regulation or court order, give notice to the party of such requirement to disclose Confidential Information, and, if practicable, such notice shall be given prior to such disclosure, provided, however, that the failure to give such notice shall not prohibit such disclosure.

                  (ii) Confidential Information" means information furnished by the parties hereto to one another designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by any of


              the parties hereto of their obligations hereunder or that is or becomes available to a party hereunder from a source other than any of the other parties hereunder that is not, to the best of such party's knowledge, acting in violation of a confidentiality agreement with any of the parties hereto.

                   (b) No investigation pursuant to this Section shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                   Section 6.2. No Solicitation. DOCP shall not, nor shall it permit any DOCP Subsidiary, or its or any DOCP Subsidiary officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to an Alternative Transaction, engage in any discussions or negotiations concerning, or provide to any other person any information or data relating to it or any DOCP Subsidiary for the purposes of, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Alternative Transaction, or agree to or endorse any Alternative Transaction; provided, however, that nothing contained in this Section shall prohibit DOCP or the DOCP Board from taking and disclosing to its shareholders a position as required by Exchange Act Rule 14e-2; and provided further that, prior to acceptance for payment of any DOCP Shares pursuant to the Offer, the DOCP Board, on behalf of DOCP, may, in response to an unsolicited, bona fide Superior Proposal, furnish information or data (including confidential information or data) relating to DOCP and participate in negotiations with a person making such unsolicited Superior Proposal, but only after such person enters into arrangements regarding confidentiality on terms at least as favorable to DOCP as the confidentiality arrangements contained herein and only in the event that (a) the DOCP Board determines in good faith, on the basis of advice of independent counsel furnished prior thereto to Buyer, that such action is legally required by the fiduciary obligations of the DOCP Board and (b) DOCP advises Buyer of its intention to make such determination to do so prior thereto. DOCP shall promptly advise Buyer of, and communicate the terms of, any proposal respecting an Alternative Transaction it may receive, or any inquiries it receives which may reasonably be expected to lead to a proposal respecting an Alternative Transaction, and the identity of the person making such proposal. Prior to taking any such action, if DOCP intends to participate in any such discussion or negotiation or provide any such information or data to any such third party, it shall give reasonable notice to Buyer and shall consult, and thereafter shall continue to consult, with Buyer. Notwithstanding the foregoing, nothing in this Section 6.2 shall (a) permit DOCP to enter into any agreement with respect to or to facilitate an Alternative Transaction during the term of this Agreement (it being understood that DOCP shall not enter into any agreement with any person that provides for, or in any way facilitates, the development of a proposal for an Alternative Transaction, other than a confidentiality agreement in customary form in respect of a Superior Proposal as described above) or (b) affect any other obligation of DOCP under this Agreement. "Alternative Transaction" means a transaction or series of related transactions resulting in (a) any change of control of DOCP, (b) any merger or consolidation of DOCP in which another person acquires 25% or more of the aggregate voting power of all voting securities of it or the surviving corporation, as the


         case may be, (c) any tender offer or exchange offer for, or any acquisitions of, any securities of DOCP which, if consummated, would result in another person owning 25% or more of the aggregate voting power of all voting securities of it or (d) any sale or other disposition of assets of DOCP or any of its subsidiaries if the Fair Market Value of such assets exceeds 25% of the aggregate Fair Market Value of the assets of DOCP and all DOCP Subsidiaries taken as a whole before giving effect to such sale or other disposition. The "Fair Market Value" of any assets or securities means the fair market value of such assets or securities, as determined by the DOCP Board in good faith. "Superior Proposal" means a bona fide proposal made by a third party for an Alternative Transaction on terms which the DOCP Board determines in its good faith judgment to be more favorable to DOCP's shareholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the DOCP Board, is reasonably capable of being obtained by such third party.

                   Section 6.3. Indemnification, Exculpation and Insurance. (a) Buyer, CSX, NSC and the Management Investor agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of DOCP and the DOCP Subsidiaries (collectively, the "Indemnified Parties"), as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of DOCP, the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger without further action as of the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

                   (b) For a period of one year after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by DOCP (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, not less advantageous to such officers and directors) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.3 more than an amount equal to 150% of the current annualized premiums paid by DOCP for such insurance (which premiums DOCP represents and warrants to be approximately $100,000 for 1997, in the aggregate on an annualized basis).

                   Section 6.4. Notification of Certain Matters. DOCP shall give prompt notice to Buyer, and Buyer shall give prompt notice to DOCP, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of DOCP or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                   Section 6.5.  Further Action; Best Efforts.  (a)
         Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under any applicable laws with respect to the transactions contemplated hereby and shall not make any filing or submission, or take any position, in connection with regulatory authorities (in respect of the transactions contemplated hereby or otherwise) without the consent of the Management Investor, CSX and NSC and (ii) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated hereby.

                   (b) In connection with, and without limiting the foregoing, each of the parties hereto shall (i) take all actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement, the Offer, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, the Offer and the other transactions contemplated by this Agreement.

                   Section 6.6. Public Announcements. The parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other parties, issue such press release or make such public statement as may be required by law or any listing agreement or arrangement to which such party is bound with a national securities exchange or The Nasdaq Stock Market if it has used reasonable efforts to consult with the other parties and to obtain such parties' consent but has been unable to do so in a timely manner.

                   Section 6.7. Conveyance Taxes. Buyer and DOCP shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.


                                   ARTICLE VII

                                CLOSING CONDITIONS

                   Section 7.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each of DOCP and Buyer to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

                   (a) Shareholder Approval. If required by the New York Law, this Agreement and the Merger shall have been approved and adopted by the requisite vote of DOCP shareholders.

                   (b) No Order. No Governmental Entity or United States federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the transactions contemplated hereby; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                   (c) Other Approvals. Other than the filing of Merger documents in accordance with the New York Law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by any of the parties hereto prior to the consummation of the Merger, shall have been obtained from, and made with, all required Governmental Entities, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a DOCP Material Adverse Effect or a Buyer Material Adverse Effect.

                   Section 7.2. Conditions to Obligations of DOCP to Effect the Merger. Prior to consummation of the Offer, the obligations of DOCP to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

                   (a) Compliance. None of LLC, Buyer, CSX, NSC or the Management Investor shall have breached or failed to observe or perform in any material respect any of its covenants or agreements in favor of DOCP hereunder to be performed by it at or prior to the Effective Time, and the representations and warranties of LLC, Buyer, CSX, NSC and the Management Investor set forth herein shall be true and accurate both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants and agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" or similar language set forth therein), does not, and is not likely to, individually or in the aggregate, prevent consummation of the Merger.


                   Section 7.3. Conditions to Obligations of Buyer to Effect the Merger. The obligations of Buyer to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

                   (a) Compliance. DOCP shall not have breached or failed to observe or perform in any material respect any of its covenants or agreements hereunder to be performed by it at or prior to the Effective Time, and the representations and warranties of DOCP set forth herein shall be true and accurate both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants and agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" or similar language set forth therein), does not have, and is not likely to have, individually or in the aggregate, a DOCP Material Adverse Effect or a Buyer Material Adverse Effect.

                   (b) No Material Adverse Change. At any time after the date of this Agreement, there shall not have occurred any DOCP Material Adverse Effect.

                   Section 7.4. Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the transactions contemplated by this Agreement.


                                   ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                   Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, in the case of Buyer, or prior to the purchase of DOCP Shares under the Offer, in the case of DOCP, whether before or after approval of this Agreement and the Merger by the shareholders of DOCP:

                   (a)  by mutual consent of DOCP and Buyer;

                   (b) (i) by Buyer upon a breach of any covenant or agreement on the part of DOCP set forth in this Agreement which has not been cured, or if any representation or warranty of DOCP shall have become untrue, in either case, such that such breach or untruth is incapable of being cured within 30 days after the giving of written notice to DOCP of such breach or untruth, provided that such breach or untruth is material and that Buyer is not then in material breach of this Agreement or (ii) by DOCP in the event of a breach of any representation, warranty, agreement or covenant of Buyer set forth in this Agreement, in any case, such that such breach has not been cured within 30 days after the giving of written notice to Buyer of such breach or untruth and will prevent consummation of the Merger, provided that DOCP is not then in material breach of this Agreement;


                   (c) by either Buyer or DOCP, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this clause (c) shall have used all reasonable efforts to prevent the entry of and to remove such permanent injunction or action;

                   (d) by either Buyer or DOCP, if the Merger shall not have been consummated before June 30, 1998, provided that the right to terminate this Agreement pursuant to this clause (d) shall not be available to any party whose failure to perform any of its obligations hereunder results in the failure of the Merger to be consummated by such date;

                   (e) by Buyer (i) if the DOCP Board or any committee thereof shall withdraw, modify or change its recommendation so that it is not in favor of this Agreement, the Offer or the Merger (or make any recommendation in favor of an Alternative Transaction) or shall have resolved to do any of the foregoing or (ii) if DOCP shall take any action that would be proscribed by
              Section 6.2 of this Agreement but for the exceptions contained in the provisions thereof; or

                   (f) by Buyer if the DOCP Board or any committee thereof shall have approved or entered into an agreement respecting a Superior Proposal or recommended or resolved to recommend to its shareholders a Superior Proposal, or by DOCP in connection with the DOCP Board or any committee thereof approving or entering into an agreement respecting a Superior Proposal, provided that, in the case of any such termination by DOCP, simultaneously with such termination, DOCP complies with Section 8.5(b) of this Agreement and prior thereto has complied with Section 6.2 of this Agreement and provided, further, that the party seeking to terminate under this clause (f) is not then in material breach of this Agreement.

         The right of any party hereto to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party, or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                   Section 8.2. Effect of Termination. Except as provided in Section 8.5 or Section 9.1, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                   Section 8.3. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the shareholders of DOCP, no amendment, which under applicable law may not be made without the approval of the shareholders of DOCP, may be made without such


         approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                   Section 8.4. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                   Section 8.5. Fees, Expenses and Other Payments. (a) Except as otherwise provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided that, except in the event that the payment provided in Section 8.5(b) becomes payable, if DOCP breaches any material term of this Agreement or if the Merger is not consummated, and this Agreement is thereafter terminated, and within one year of the date of such termination DOCP enters into an agreement respecting an Alternative Transaction, DOCP shall pay the reasonable fees and expenses of one firm of legal counsel advising the Management Investor, up to $50,000, plus 50% of any such fees in excess of $50,000, for the benefit of the Management Investor in connection with the transactions contemplated hereby.

                   (b) If (i) this Agreement shall be terminated by Buyer pursuant to Section 8.1(e) or by Buyer or DOCP pursuant to Section 8.1(f), or (ii) (A) after the date of this Agreement any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a proposal with respect to an Alternative Transaction, (B) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such proposal is made, (C) the Minimum Condition shall not have been satisfied at the expiration of the Offer and (D) this Agreement shall thereafter be terminated pursuant to Section 8.1(d), then DOCP shall pay to Buyer $3,000,000 plus all Expenses of Buyer, CSX, NSC and the Management Investor as promptly as practicable but not later than two business days after termination of this Agreement (unless required simultaneously with termination under Section 8.1(f)) by wire transfer of immediately available funds to an account designated by Buyer.

                                    ARTICLE IX

                                GENERAL PROVISIONS

                   Section 9.1. Effectiveness of Representations, Warranties and Agreements. (a) Except as set forth in Section 9.1(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.


                   (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Articles I, II and IX, and Section 6.3 shall survive the Effective Time and those set forth in Sections 6.1(a), 8.2 and 8.5, and Article IX shall survive termination.

                   Section 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                   (a)  If to Buyer:

                        then c/o CSX, NSC and the Management Investor at the respective addresses set forth below;

                   (b)  If to CSX:

                        c/o CSX Corporation
                        One James Center
                        901 East Cary Street
                        Richmond, VA  23219

                        Attention:  Peter J. Shudtz
                        Telecopier No.:  (804) 783-1355

                        with a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, NY  10019

                        Attention:  Pamela S. Seymon
                        Telecopier No.:  (212) 403-2000

                   (c)  If to NSC:

                        Norfolk Southern Corporation
                        Three Commercial Place
                        Norfolk, VA  23510

                        Attention:  William C. Wooldridge
                        Telecopier No.:  (757) 629-2345



                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, NY  10022

                        Attention:  Eric J. Friedman
                        Telecopier No.:  (212) 735-2000

                   (d)  If to the Management Investor:

                        Walter G. Rich
                        c/o Delaware Otsego Corporation
                        One Railroad Avenue
                        Cooperstown, NY  13326

                        Telecopier No.:  (607) 547-9834

                        with a copy to:

                        Kelley Drye & Warren, LLP
                        101 Park Avenue
                        New York, NY  10178

                        Attention:  Ronald B. Risdon
                        Telecopier No.:  (212) 808-7897

                   (e)  If to DOCP:

                        Delaware Otsego Corporation
                        One Railroad Avenue
                        Cooperstown, NY  13326

                        Attention: General Counsel
                        Telecopier No.:  (607) 547-9834

                        with a copy to:

                        Carter Ledyard & Milburn
                        2 Wall Street
                        New York, NY  10005

                        Attention:  Steven J. Glusband
                        Telecopier No:  (212) 732-3232


                   Section 9.3. Certain Definitions. For purposes of this Agreement, the term:

                   (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                   (b) "business day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the SEC is closed;

                   (c) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or polices of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                   (d) "material" means, with respect to a person, material to the business, financial condition, results of operations, properties, assets or prospects of such person and its subsidiaries taken as a whole or materially impairing the ability of such person to consummate the transactions contemplated hereby (including the Offer and the Merger), and the term "materially" has a correlative meaning;

                   (e) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

                   (f) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

                   (g) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry; and

                   (h) "taken as a whole," with respect to any person and its subsidiaries, means taken as a whole to the extent of such person's interest in each of such subsidiaries.

                   Section 9.4. Interpretation. When a reference is made in this Agreement to an Article, Section or Annex, such reference shall be to an Article or Section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in


         any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

                   Section 9.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                   Section 9.6. Entire Agreement. This Agreement, together with the Annex, the DOCP Disclosure Schedule and the other documents delivered as of the date hereof in connection herewith, constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                   Section 9.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior consent of the other party (other than an assignment by CSX, NSC or Buyer to a controlled subsidiary). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                   Section 9.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section
         6.3 should inure to the benefit of the indemnified parties.

                   Section 9.9. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF


         EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

                   Section 9.10. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY,
         (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.

                   Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                   Section 9.12. Guarantee. The obligations hereunder with respect to the transactions contemplated hereby shall be solely obligations of LLC and Buyer and shall be guaranteed by each of CSX and NSC on a 50% basis. The parties hereto agree and understand that, prior to the consummation of the Offer, all rights of LLC and Buyer hereunder shall be exercised solely by CSX and NSC acting collectively.


                   IN WITNESS WHEREOF, CSX, NSC, the Management Investor and DOCP have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       CSX CORPORATION



                                       By   /s/ Mark G. Aron
                                          Name:
                                          Title:


                                       NORFOLK SOUTHERN CORPORATION


                                       By   /s/ William J. Romig
                                          Name:
                                          Title:


                                            /s/ Walter G. Rich
                                          WALTER G. RICH


                                          DELAWARE OTSEGO CORPORATION


                                       By   /s/ Everett Gilmour
                                          Name:
                                          Title:




                                                                ANNEX I

                             CONDITIONS OF THE OFFER
                             -----------------------


                   Notwithstanding any other provision of the Offer, and in addition to and not in limitation of Buyer's rights to extend or amend the Offer at any time, in its sole discretion (subject to the Merger Agreement), Buyer shall not be required to accept for payment or, subject to any applicable rules or regulations of the SEC, pay for any DOCP Shares, and may delay the acceptance of payment of or, subject to any restriction referred to above, the payment for, and may terminate the Offer, if (a) the DOCP Shares tendered pursuant to the Offer by the expiration of the Offer and not withdrawn, together with the DOCP Shares owned by Buyer or any subsidiary of Buyer or to be contributed to Buyer pursuant to binding agreements (which Buyer, in its sole discretion, believes will be performed) represent, on a fully diluted basis less than 66 2/3% of the outstanding DOCP Shares (the "Minimum Condition"), (b) the waiting periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement shall not have expired or been terminated, if such Act is applicable, or any other regulatory approvals required under applicable law for the consummation of the Offer shall not have been obtained; or (c) at any time prior to the acceptance for payment of DOCP Shares, any of the following conditions exist:

                   (i) there shall be instituted, pending or threatened any action, investigation or proceeding by any domestic or foreign government or Governmental Entity, or there shall be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any domestic or foreign court or Governmental Entity (other than shareholder litigation by DOCP Shareholders acting in their capacity as DOCP shareholders and other than actions or proceedings by any person before a Government Entity to the extent such person seeks the imposition of conditions in proceedings pending as of the date hereof), (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the DOCP Shares by Buyer or the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Offer or the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Buyer or its affiliates of all or any portion of the business or assets of DOCP and the DOCP Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, or to compel Buyer or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of DOCP and the DOCP subsidiaries, taken as a whole, or of Buyer or any of its affiliates, (C) seeking to impose or confirm limitations on the ability of Buyer or any of its affiliates effectively to exercise full rights of ownership of the DOCP Shares, including, without limitation, the right to vote any DOCP Shares acquired or owned by Buyer or any of its affiliates on all matters properly presented to DOCP's shareholders or (D) seeking to require divestiture by Buyer or any of its affiliates of any DOCP Shares; or

                  (ii) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to,


              or any consent or approval withheld with respect to the Offer, the acceptance for payment of or payment for any DOCP Shares or the Merger, by any domestic or foreign court or government or Governmental Entity that, in the reasonable judgment of Buyer, might, directly or indirectly, result in any of the consequences referred to in clauses (A) through (D) of paragraph (i) above; or

                 (iii) DOCP shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement which breach or failure to perform shall not have been cured, or any of the representations and warranties of DOCP set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time and shall continue to be untrue;

                  (iv) the Merger Agreement shall have been terminated in accordance with its terms or all conditions (other than the condition pertaining to DOCP shareholder approval) to the consummation of the Merger shall not have been satisfied; or

         which, in the reasonable judgment of Buyer in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                   The foregoing conditions are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such condition (including any action or omission by Buyer) or may be waived by Buyer in whole or in part at any time and from time to time in its reasonable discretion. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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